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                                                                  EXHIBIT 6.5(a)

Amendment B to                                                       9/13/99/FVD
CRADA No. ORNL96-0454

                                  AMENDMENT B

                                      To

                COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

                     (hereinafter "CRADA") No. ORNL96-0454

                                By and Between

    Lockheed Martin Energy Research Corporation, (hereinafter "Contractor")

                                      And

               DCH Technology, Inc. (hereinafter "Participant")

This Amendment B to CRADA No. ORNL96-0454 effective on September 26, 1996, as amended on October 31, 1997, by and between the Contractor and the Participant is made effective upon approval by the DOE. The Contractor and the Participant being hereinafter jointly referred to as the "Parties."

                                   WITNESS:

A) The Parties hereby desire to amend said CRADA to continue this research effort as described in the previously approved Appendix A, Statement of Work, dated August 28, 1996. The funding associated with this CRADA has not flowed in the manner originally anticipated.

B) The Parties desire to increase the duration from thirty-six (36) months to sixty (60) months.

C) The Parties desire to change the Principal Investigators responsible for this research effort.

THEREFORE, the Parties hereto agree to be bound as follows:

In ARTICLE III: FUNDING AND COSTS, delete the last sentence of paragraph D.
   -------------------------------

     "The work to be performed under this CRADA shall be completed within thirty-six (36) months.

     And insert the following sentence in its place.

     "The work to be performed under this CRADA shall be completed within sixty
     (60) months from the effective date.

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Amendment B to                                                       9/13/99/FVD
CRADA No. ORNL96-0454

On page A-2, of Appendix A, Statement of Work, Scope of Work, revise the Milestone completion dates for Tasks 3 and 4 as follows:

     [*]

On page A-3, of Appendix A, Statement of Work, Estimated Cost and Source of Support, delete the table in its entirety and replace with the following.

[*]

On page A-3, of Appendix A, Statement of Work, Schedule, delete the following sentence.

     "The duration of this project is thirty-six (36) months after the effective date.

     And insert the following sentence in its place.

     "The duration of this project is sixty (60) months, expiring on September 25, 2001, unless sooner terminated."

On page A-4 of Appendix A, Statement of Work, the paragraph entitled "Program Management" is revised as follows:

The principal investigators for this CRADA are Dr. Robert J. Lauf (Contractor), and C. Salter (Participant).

[*] Omitted pursuant to a request for confidentiality filed with the Securities and Exchange Commission.

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Amendment B to                                                       9/13/99/FVD
CRADA No. ORNL96-0454


IN WITNESS WHEREOF, the Parties hereto have caused this amendment to be duly executed in their respective names by their duly authorized representatives.


FOR CONTRACTOR:

By:        /s/ ALVIN W. TRIVELPIECE
    --------------------------------------
Name:   Alvin W. Trivelpiece
Title:  President Lockheed Martin Energy
        Research Corporation, and Director,
        Oak Ridge Laboratory
Date:   9/17/99


FOR PARTICIPANT:

By:          /s/ DAVID HUBERMAN
    --------------------------------------
Name:   David Huberman
Title:  Vice President
Date:   9/24/99

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